EXHIBIT 2.3

Execution Version

AMENDMENT TO STOCK PURCHASE AGREEMENT

This AMENDMENT TO THE STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of July 12, 2010 by and among Thermon Holdings, LLC, a Delaware limited liability company (“Seller”), Thermon Holding Corp., a Delaware corporation (the “Company”), and Thermon Group, Inc. (“Buyer”).

WHEREAS, Seller, the Company and Buyer entered into that certain Stock Purchase Agreement, dated as of March 26, 2010 (as previously amended or otherwise modified, the “Purchase Agreement”) (capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement);

WHEREAS, Section 11.08 of the Purchase Agreement provides that the Purchase Agreement may be amended only in a writing signed by Buyer, the Company and Seller; and

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the above recitals, which by this reference are incorporated herein and made a substantive part hereof, the parties hereto hereby agree as follows:

1.	Amendment of Section 6.01(f). The second sentence of Section 6.01(f) shall be amended and replaced in its entirety as follows:

The Company will promptly, but in any event by June 30, 2011, determine the actual amount of Income Tax liability applicable to April 2010 for such Subsidiaries, which determination will be subject to Seller's approval not to be unreasonably withheld, conditioned or delayed, and will pay in cash any such amounts to Seller to the extent the Reserved Estimated Tax Payment Cash plus any Income Tax payments made for April 2010 prior to the Closing with respect to such Subsidiaries exceed the actual amount of Income Tax allocable to such period with respect to such Subsidiaries set forth on the April and May 2010 Estimated Tax Payments Schedule.

2.	Ratification. Except as expressly modified and amended by the provisions of this Amendment, all provisions of the Purchase Agreement shall remain in full force and effect in accordance with their terms.

3.	Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment, and the parties shall amend or otherwise modify this Amendment to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

4.	Counterparts. This Amendment may be executed in any multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

5.	Subject to Provisions of Purchase Agreement. This Amendment shall be subject to the provisions of Article XI of the Purchase Agreement as if this Amendment were the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Stock Purchase Agreement on the day and year first above written.

SELLER:

THERMON HOLDINGS, LLC

By:	/s/ Oliver C. Ewald
Name:	Oliver Ewald
Title:

COMPANY:

THERMON HOLDING CORP.

By:	/s/ George P. Alexander
Name:	George P. Alexander
Title:	Senior VP, Eastern Hemisphere

BUYER:

THERMON GROUP, INC.

By:	/s/ Marcus J. George
Name:	Marcus J. George
Title:	Vice President